Exhibit 4.2

Amendment No. 1 to the NAVTEQ Corporation

Deferred Executive Compensation Plan

WHEREAS, NAVTEQ Corporation (the “Company”) maintains the NAVTEQ Corporation Deferred Executive Compensation Plan (the “Plan”); and

WHEREAS, Section 6.2 of the Plan provides that the Plan may be amended by the Board of Directors of the Company (the “Board”) at any time, subject to certain inapplicable restrictions; and

WHEREAS, certain changes to the Plan are appropriate in connection with the effectiveness of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, by action dated September 11, 2007, the Board authorized and directed the officers of the Company to adopt and implement such changes on behalf of the Company.

NOW THEREFORE, be it hereby

RESOLVED, that Section 1 of the Plan is amended by the deletion of Section 1.3 in its entirety, the addition of the following definitions and the renumbering of the remaining definitions to preserve their proper alphabetical order:

1.6           “Disability” shall have the same meaning as set forth in Treasury Regulation §1.409A-3(i)(4) (or any successor provision).

1.12         “Separation from Service” shall have the same meaning as set forth in Treasury Regulation §1.409A-1(h) (or any successor provision

AND BE IT FURTHER RESOLVED, that Section 1.9 of the Plan is deleted in its entirety and replaced by the following:

1.9           “Participant” shall mean an Eligible Employee who (a) elects to become a Participant in the Plan pursuant to Section 2.2 and (b) has not ceased to be a Participant pursuant to Section 2.5.

AND BE IT FURTHER RESOLVED, that Section 4.1 of the Plan is deleted in its entirety and replaced with the following:

4.1.          Normal Time for Distributions.  Except as otherwise provided in this Section 4, the distribution of a Participant’s vested Account shall commence within thirty (30) days of the Participant’s Separation from Service.

AND BE IT FURTHER RESOLVED, that Section 4.2 of the Plan is  amended by deleting the last sentence in its entirety and replacing it with the following:

Notwithstanding the foregoing, the Company will pay a Participant’s Account in a lump sum at any time after a Separation from Service as soon as the value of such Account (when taken together with the value of any other arrangement required to be aggregated with this Account pursuant to Treasury Regulation §1.409A-1(c)(2) (or any successor provision)) is not greater than the applicable dollar amount then in effect under Section 402(g)(1)(b) of the Code (or any successor provision), and provided the other arrangements required to be aggregated with the Account then, by their terms, are also required to be fully distributed.

AND BE IT FURTHER RESOLVED, that Section 4.3 of the Plan is deleted in its entirety and replaced by the following:

4.3           Special Rule for Death or Disability. If a Participant dies or suffers a Disability, the balance then credited to his or her Account shall be distributed to the Participant (or his or her beneficiary) in a lump sum as soon as administratively practicable after the date of death or Disability.

AND BE IT FURTHER RESOLVED, that Section 4.7 of the Plan is deleted in its entirety and replaced by the following:

4.7           Delayed Distribution. To the extent compliance with the requirements of Treasury Regulation §1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to a Participant upon or following his or her Separation from Service pursuant to Section 4.1, then notwithstanding any other provision of this Plan, any such payments that are otherwise due within six months following the Participant’s Separation from Service will be deferred and paid to the Participant in a lump sum immediately following the lapse of such six-month period.

AND BE IT FURTHER RESOLVED, that Section 6.1 of the Plan is deleted in its entirety and replaced by the following:

6.1           Company’s Obligations Limited.  The Company intends to continue the Plan indefinitely, and to maintain each Participant’s Account until it is scheduled to be paid to him or her in accordance with the provisions of the Plan.  The Board may at any time suspend a Participant’s right to make future Compensation Deferrals with respect to years that have not commenced.

AND BE IT FURTHER RESOLVED, that Section 6.2 of the Plan is amended by deleting the first sentence in its entirety and replacing it with the following:

The Board reserves the right to amend the Plan at any time and to terminate the Plan at any time (including any Compensation Deferral elections then in effect), subject to the requirements of Treasury Regulation §1.409A-3(j)(4)(ix) (or any successor provision).  Any amendment or termination shall not reduce benefits already credited to a Participant without that Participant’s consent.

AND BE IT FURTHER RESOLVED, that the Plan, as amended by the foregoing changes, is ratified and confirmed in all other respects.

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized officer of the Company on this 19th  day of September, 2007.

NAVTEQ CORPORATION

By:	/s/ Lawrence M. Kaplan

Title:	Senior Vice President and General Counsel